Exhibit 16

AWC (CPA) Limited CERTIFIED PUBLIC ACCOUNTANTS 7/F, Nan Dao Commercial Building 359-361 Queen’s Road Central Hong Kong Tel : (852) 2851 7954 Fax: (852) 2545 4086	正大會計師事務所有限公司 香港執業會計師 香港皇后大道中三五九至三六一號 南島商業大七樓 電話：(八五二)二八五一 七九五四 傳真：(八五二)二五四五 四Ｏ八六

April 26, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 26, 2016, to be filed by our former client, Takung Art Co., Ltd. We agree with the statements made in response to that Item insofar as they relate to our Firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ AWC (CPA) Limited

Certified Public Accountants